UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 19, 2012

PUMA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52811	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd, Suite 2150, Los Angeles, CA 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2012, Puma Biotechnology, Inc., a Delaware corporation (the “Company”), entered into an Employment Agreement (the “Employment Agreement”) with Alan H. Auerbach, the Company’s President and Chief Executive Officer. The Employment Agreement governs the terms of Mr. Auerbach’s employment with the Company and its predecessor since September 15, 2010 and expires on September 1, 2014, unless earlier terminated, with automatic one-year renewal terms unless either the Company or Mr. Auerbach gives written notice of termination sixty days prior to the end of the term. Pursuant to the Employment Agreement, Mr. Auerbach will continue to serve as President and Chief Executive Officer of the Company and will have powers and duties customary to those positions and that are assigned to him by the Board of Directors of the Company (the “Board”). The Employment Agreement also provides that Mr. Auerbach will be nominated for election to the Board if the term of his directorship expires during the term of the Employment Agreement.

The Employment Agreement provides that Mr. Auerbach will receive an annual base salary of $470,000, retroactively effective to September 1, 2011, and will be eligible to receive an annual discretionary bonus in an amount up to 50% of his base salary (pro-rated for any partial year service), each subject to possible increase in connection with the Company’s annual review process. Mr. Auerbach is also eligible under the Employment Agreement to participate in all benefits offered to the Company’s senior executives.

The Employment Agreement further provides that Mr. Auerbach is eligible to receive an option to purchase 200,000 shares of the Company’s common stock, which will vest as to 1/3 of the shares underlying the option on January 19, 2012, and as to 1/36 of the shares underlying the option on each monthly anniversary thereafter, subject to Mr. Auerbach’s continued employment through the vesting dates.

In the event Mr. Auerbach’s employment is terminated by the Company without “cause” or by Mr. Auerbach for “good reason” (each as defined in the Employment Agreement) sixty days prior to, or eighteen months following, a change in control, he will be entitled receive, in addition to any accrued but unpaid compensation and benefits:

•	A lump sum payment equal to two times the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs;

•

All unvested equity-based incentive awards will immediately vest on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to twelve months from the date of the termination; and

•	Up to eighteen months continuation of healthcare benefits to him and his dependents (the “COBRA Benefits”).

In the event Mr. Auerbach’s employment is terminated by the Company without “cause” or by Mr. Auerbach for “good reason” (each as defined in the Employment Agreement), in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits: (i) an amount equal to the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments and (ii) the COBRA Benefits.

All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of the Company. In the event of a change in control of the Company and an excise tax is imposed as a result of any payments made to Mr. Auerbach in connection with such change in control, the Company will pay or reimburse Mr. Auerbach an amount equal to such excise tax plus any taxes resulting from such payments.

The Employment Agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the Employment Agreement for an indefinite period. The Employment Agreement also contains non-solicitation and non-disparagement provisions extending until eighteen months following the termination of his employment with the Company.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated January 19, 2012, by and between the Company and Alan H. Auerbach

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: January 24, 2012	By:	/s/ Charles R. Eyler
Charles R. Eyler
Senior Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated January 19, 2012, by and between the Company and Alan H. Auerbach